Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Announces Severe Storm Impact

OVERLAND PARK, Kan. (August 22, 2011) – Compass Minerals’ (NYSE: CMP) operations at its Goderich, Ontario, salt mine and salt mechanical evaporation plant have been impacted by a severe storm that struck on the afternoon of August 21, 2011.

“I am very sad to report that a valued, 30-year employee perished in the storm.  Our thoughts are with his family and friends today,” said Angelo Brisimitzakis, Compass Minerals president and CEO.  “Our top priority right now is the well-being of all of our Goderich-area employees and their families, as well as the community impacted by this storm.”

There was no damage to the underground operations of the Goderich salt mine and there are no miners currently underground.  However, some of the mine’s surface structures and the evaporation plant both sustained significant damage that will prevent operations at these facilities until repairs are made. The Goderich mine is the largest rock salt mine in the world with a production capacity of 9 million tons.  The Goderich evaporation plant has a production capacity of 175,000 tons of high-purity salt.

The company is beginning to assess the potential operational and financial impacts from the storm including potential insurance recoveries. The effect on the company's financial results cannot be determined at this time.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.